Exhibit 23 (b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in:

•	the Registration Statements on Form S-3 (Nos. 333-175599; 333-158663; 333-180488; and 333-64450);

•
the Registration Statements on Form S-8 (Nos. 333-163002; 333-157085; 333-133566; 333-121513; 333-69849; 333-81810; 333-53664; 333-102043; 333-102852; 333-65209; 033-45279; 002-80406; 333-02875; 033-60695; 333-58657; 333-167797; and 333-168441);

•
and the Post-Effective Amendments on Form S-8 to Registration Statements on Form S-4 (Nos. 333-153771; 333-149204; 333-127124; 333-110924; 033-43125; 033-55145; 033-63351; 033-62069; 033-62208; 333-16189; 333-60553; and 333-40515)

of Bank of America Corporation of our report dated February 28, 2013 relating to management's assertion of the effectiveness of the disclosure controls and procedures, which appears in this Form 10-K.

Charlotte, North Carolina
February 28, 2013